Excess Benefit Plan Settlement Agreement

EXCESS BENEFIT PLAN SETTLEMENT AGREEMENT (the “Agreement”) by and between PROTECTIVE LIFE CORPORATION (“Protective”) and John D. Johns (“Executive”), effective as of May 7, 2016.
WHEREAS, Protective maintains the Protective Life Corporation Excess Benefit Plan, as amended and restated as of December 31, 2008 and as amended through the date hereof (the “Excess Plan”), to restore certain retirement benefits to certain officers and highly compensated employees that may not otherwise be provided under its qualified defined benefit pension plan made available generally to its employees (the “Pension Plan”);
WHEREAS, Executive is a participant in the Excess Plan;
WHEREAS, because the merger between Protective and a subsidiary of The Dai-ichi Life Insurance Company, Ltd., effective February 1, 2015, constituted a Change of Control for purposes of the Excess Plan, all benefits payable under the Excess Plan following the effective time of such merger are to be paid in a lump sum payment within thirty (30) days after January 1 of the calendar year (the “Specified Payment Date”) following the date on which the participant has a Termination of Employment (as such term is defined in the Excess Plan and incorporated herein by reference);
WHEREAS, the lump sum value of any benefit payable under the Excess Plan will vary depending on the interest rates applicable at or about the participant’s benefit commencement date (determined without regard to the impact of a Change of Control) and employment termination date;
WHEREAS, to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a participant’s Specified Payment Date will be postponed with respect to his or her Post-2004 Benefit (as such term is defined in the Excess Plan) until such individual has a separation from service within the meaning of such Section 409A;

WHEREAS, under the terms of the Excess Plan, Executive could incur a material reduction in the lump sum value of his benefits under the Excess Plan were interest rates to increase significantly during his continued performance of services for Protective and/or its affiliates;
WHEREAS, Protective and Executive desire to avoid any structural impediment to Executive providing continued services for Protective and/or its affiliates, and to minimize the possible fluctuation in the value of Executive’s retirement benefits under the Excess Plan or this Agreement; and
WHEREAS, Protective also desires to fix its liability with respect to Executive’s benefits accrued to date under the Excess Plan and to eliminate the possibility that the amount payable in respect of such benefit could change significantly during the period Executive remains in the service of Protective and/or its affiliates.
NOW, THEREFORE, the parties agree as follows:
1.    Executive and Protective agree that, as of March 31, 2016, Executive shall cease to be a participant in, and cease to be eligible to participate in, the Excess Plan. Instead, Executive shall be entitled to receive the benefits described in and provided under this Agreement.
2.    Notwithstanding the terms of the Excess Plan, Executive’s accrued retirement benefits under the Excess Plan, as determined taking into account his service and compensation payable through March 31, 2016 (the “Conversion Date”) and as stated as a single life annuity payable at Executive’s normal retirement date (“Normal Retirement Date”) under the Pension Plan (the “Conversion Date Excess Benefit”) shall be converted into its lump sum present value in accordance with the provisions of section 11 of the Excess Plan, except that the interest rate to be used for such conversion shall be determined as of the day immediately prior to the Conversion Date. Such lump sum amount shall be referred to as the “Conversion Date Present Value.” Executive and Protective agree that the Conversion Date Present Value is $14,198,013.
3.     Except as otherwise expressly provided in Section 6 below, the Conversion Date Present Value shall be deemed credited to a book-entry account for the benefit of Executive (the “Excess Benefit Account”), which shall be administered as though such account were a Deferred Account under the Protective Life Corporation Deferred Compensation Plan for Officers, as amended and restated effective as of January 1, 2009, and as may be amended from time to time (the “Deferred Compensation Plan”). Executive shall have the same rights and privileges with respect to the Excess Benefit Account as are available to participants under the Deferred Compensation Plan in respect of any Deferral Account, including, but not limited to, the right to direct the deemed investment of the Excess Benefit Account.

4.    (a)    Executive shall accrue and be credited with additional retirement benefits hereunder based on his service (and the compensation payable therefor) for Protective and its subsidiaries following March 31, 2016 in the manner specified in this Section 4(a), but subject to reduction in accordance with Section 4(b). On the last day of each calendar year ending after March 31, 2016 or, in the calendar year in which Executive incurs a Termination of Employment, on the date of such Termination of Employment (such applicable date, the “Annual Benefit Calculation Date”), Protective shall determine the retirement benefits that Executive would have accrued under the Excess Plan based on his service and compensation through the Annual Benefit Calculation Date had Executive continued to be eligible to participate therein stated as a single life annuity payable at the later of the Executive’s Normal Retirement Date or the Annual Benefit Calculation Date (such amount, the “Calculation Date Excess Benefit”). Subject to the provisions of Section 4(b), the benefit accrued hereunder by Executive for any calendar year ending after March 31, 2016 (the “Additional Annual Benefit Accrual”) shall be the excess, if any, of
(1) the Calculation Date Excess Benefit determined for such calendar year as of the applicable Annual Benefit Calculation Date, minus
(2) the sum of
(A) the Conversion Date Excess Benefit and
(B) the aggregate amounts of any Additional Annual Benefit Accruals credited in respect of his services during any prior calendar year after the reduction in accordance with Section 4(b) (the “Prior Additional Benefit Accruals”).
(b)    Notwithstanding Section 4(a), to the extent that Executive renders service after Executive’s Normal Retirement Date, any Additional Annual Benefit Accrual that would otherwise be credited to Executive as of any Annual Benefit Calculation Date with respect to such post-Normal Retirement Date service and any compensation attributable thereto shall be reduced, but not below zero, by the actuarial equivalent of the Conversion Date Excess Benefit and the Prior Additional Benefit Accruals that would have been otherwise suspended under the Excess Plan due to continued employment beyond Normal Retirement Date.
(c)    For purposes of this Section 4, the actuarial equivalent value of any retirement benefit shall be determined, using the provisions for converting the benefits payable under the Excess Plan to a lump sum set forth in section 11 of the Excess Plan, except that the interest rate and mortality to be used in such calculation shall be determined as of the Annual Benefit Calculation Date.

5.    Promptly (but not more than 90 days) following the date as of which Executive is credited with any Additional Annual Benefit Accrual under Section 4, Protective shall credit the actuarial present value of the Additional Annual Benefit Accrual related thereto as a further addition to the Excess Benefit Account established for the benefit of Executive under Section 3 hereof not later than the 90th day after the Annual Benefit Calculation Date. For purposes of this Section 5, the actuarial present value shall be determined based on the actuarial equivalence described in Section 4(c).
6.    The Conversion Date Present Value and the actuarial present value of each Additional Annual Benefit Accrual credited for Executive’s benefit pursuant to Section 5 shall be deemed to be wages for purposes of Section 3121 of the Code when credited to the Excess Benefit Account. Notwithstanding anything else contained herein to the contrary, the Company shall deduct from each such amount credited to such Excess Benefit Account hereunder an amount equal to the Executive’s portion of any taxes payable under Section 3101 of the Code with respect to such amount (the “Executive FICA Taxes”), plus an amount sufficient to satisfy any federal, state or local income tax withholding required (the “Income Tax Withholding”) with respect to the sum of (i) the amount distributable in respect of the Executive’s FICA Taxes and (ii) the amount required to satisfy the applicable income tax withholding referenced in this sentence. The amount deducted with respect to the FICA Taxes and the Income Tax Withholding shall be deemed distributed to the Executive, but shall be paid by the Company to the applicable tax authorities on the Executive’s behalf.
7.    The amounts credited under Executive’s Excess Benefit Account, whether pursuant to Section 3 or Section 5 hereof, as the same may be (i) increased or decreased to reflect deemed earnings thereon in accordance with the applicable provisions of the Deferred Compensation Plan, as applied to such Excess Benefit Account, and (ii) reduced by the amounts distributed pursuant to Section 6 in respect of the Executive’s FICA Taxes and Income Tax Withholding, shall be paid to Executive in a single lump sum at the same time as Executive would have received the lump sum payable to him under the Excess Plan but for the adoption of this Agreement. The amount distributable pursuant to this Section 7 shall be subject to, and reduced by, all applicable tax withholding (but taking into account that Executive’s FICA Taxes shall have already been paid). The purpose and intent of the foregoing payment schedule shall be that no change shall occur in the time or form of payment of the amounts attributable to Executive’s benefits payable under the Excess Plan by reason of this Agreement.
8.    Executive agrees that the amount payable to him under this Agreement from the Excess Benefit Account is in full and complete satisfaction of his rights and entitlements under the Excess Plan.

IN WITNESS WHEREOF, Executive and Protective have caused this Agreement to be executed on this 30 date of September 2016.

PROTECTIVE LIFE CORPORATION
/s/ Steven G. Walker_______________
                        By: Steven G. Walker______________
                        Its: CFO and Controller____________

EXECUTIVE
/s/ John D. Johns_________________
                        John D. Johns

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